Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-230102

September 3, 2019

PRA Health Sciences, Inc.

FOR IMMEDIATE RELEASE

PRA Health Sciences, Inc. Announces Secondary Offering and Concurrent Share Repurchase

RALEIGH, N.C. (September 3, 2019) — PRA Health Sciences, Inc. (the “Company”) (NASDAQ: PRAH) today announced that KKR PRA Investors L.P. (the “Selling Stockholder”), intends to offer for sale in an underwritten secondary offering 6,666,684 shares of common stock of the Company pursuant to the Company’s shelf registration statement filed with the Securities and Exchange Commission. The Selling Stockholder will receive all of the proceeds from this offering. No shares are being sold by the Company. The last reported sale price of the Company’s common stock on September 3, 2019 was $97.59 per share. The offering is expected to close on September 6, 2019, subject to customary closing conditions.

In addition, the Company announced that, subject to the completion of the offering, it intends to repurchase from the underwriter, out of the 6,666,684 shares of common stock, a number of shares having an aggregate purchase price of $300 million at a price per share equal to the price at which the underwriter will purchase the shares from the Selling Stockholder. The closing of the share repurchase is conditioned on, and expected to occur simultaneously with, the closing of the offering, subject to the satisfaction of other customary conditions. The offering is not conditioned upon the completion of the share repurchase. The Company intends to fund the repurchase with the proceeds of a $300 million incremental term loan under its existing credit facilities.

It is anticipated that, upon completion of these transactions, the Selling Stockholder will have disposed of all of its remaining shares of common stock of the Company.

Goldman Sachs & Co. LLC will act as the underwriter for the offering.

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, as well as the prospectus supplement related to this offering and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at: www.sec.gov. Alternatively, copies of the prospectus supplement and accompanying prospectus relating to the offering, when available, may be obtained from:

Goldman Sachs & Co. LLC

Attention: Prospectus Department

200 West Street

New York, NY 10282

Telephone: 866-471-2526

Facsimile: 212-902-9316

Prospectus-ny@ny.email.gs.com

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Contact:

PRA Health Sciences, Inc.

Laurie Hurst

Director, Communications and Public Relations

919-786-8435

HurstLaurie@prahs.com

Mike Bonello

Chief Financial Officer

919-786-8270

InvestorRelations@prahs.com

Forward-Looking Statements

This press release contains forward-looking statements that reflect, among other things, the Company’s current expectations and anticipated results of operations, all of which are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements, market trends or industry results to differ materially from those expressed or implied by such forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may constitute forward-looking statements. Without limiting the foregoing, words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “should,” “targets,” “will” and the negative thereof and similar words and expressions are intended to identify forward-looking statements. Actual results may differ materially from the Company’s expectations due to a number of factors, including that most of the Company’s contracts may be terminated on short notice and that the Company may be unable to maintain large customer contracts or to enter into new contracts; the Company may underprice contracts, overrun its cost estimates, or fail to receive approval for or experience delays in documenting change orders; the historical indications of the relationship of backlog to revenues may not be indicative of their future relationship; if the Company is unable to achieve operating efficiencies or grow revenues faster than expenses, operating margins will be adversely affected; the Company may be unable to attract suitable investigators and patients for its clinical trials; the Company could be subject to employment liability with its embedded and functional outsourcing solutions as it places employees at the physical workplaces of its clients; the Company may lose key personnel or be unable to recruit experienced personnel; changes in accounting standards may adversely affect the Company’s financial statements; the Company’s effective income tax rate may fluctuate which may adversely affect its operations, earnings, and earnings per share; the Company may be unable to maintain information systems or effectively update them; a failure or breach of the Company’s IT systems could result in customer information being compromised or otherwise significantly disrupt the Company’s business operations; client or therapeutic concentration or competition among clients could harm the Company’s business; the Company’s business is subject to risks associated with international operations, including economic, political and other risks such as compliance with a myriad of laws and regulations, complications from conducting clinical trials in multiple countries simultaneously and changes in exchange rates; the Company is subject to a number of additional risks associated with its business outside the United States, including changes in tax law, foreign currency exchange fluctuations and restrictive regulations, as well as the risks and uncertainties associated with the United Kingdom’s expected withdrawal from the European Union and the adoption of trade restrictions between the U.S. and other national governments; the Company may be unable to successfully develop and market new services or enter new markets; government regulators or customers may limit the scope of prescriptions or withdraw products from the market; government regulators may impose new regulations affecting the Company’s business; the Company’s failure to perform services in accordance with contractual requirements, regulatory standards and ethical considerations may subject it to significant costs or liability, damage its reputation and cause it to lose existing business or not receive new business; the Company’s services are related to treatment of human patients, and it could face liability if a patient is harmed; if the Company does not keep pace with rapid technological changes, its services may become less competitive or obsolete; the Company’s relationships with existing or potential clients who are in competition with each other may adversely impact the degree to which other clients or potential clients use its services; the Company may be unable to compete effectively with other players in the biopharmaceutical services industry; the Company may be unable to successfully identify, acquire and integrate businesses, services and technologies or to manage joint ventures; the Company may not realize the full value of its goodwill and intangible assets, and may be unable to use net operating loss carry-forwards; the Company’s disposal of hazardous substances and waste could give rise to liability; the Company may be unable to protect its intellectual property, patent and other intellectual property litigation could be time consuming and costly; biopharmaceutical industry outsourcing trends could change and adversely affect the Company’s operations and growth rate; current and proposed laws and regulations regarding the protection of personal data could result in increased risks of liability or increased cost or could limit the Company’s service offerings; circumstances beyond the Company’s control could cause industry-wide reduction in demand for its services; the Company has substantial indebtedness and may incur additional indebtedness in the future, which could adversely affect the Company’s financial condition; and other factors that are set forth in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K filed with the SEC on February 28, 2019. The forward-looking statements in this release speak only as of the date hereof, and the Company undertakes no obligation to update any such statement after the date of this release, whether as a result of new information, future developments or otherwise, except as may be required by applicable law.